AMENDMENT NO. 2 TO BY-LAWS OF

                 OPPENHEIMER QUEST VALUE FUND, INC.


1. The By-Laws of Oppenheimer Quest Value Fund, Inc., a Maryland corporation (the "Fund"), are hereby amended by replacing Section 3 of Article II thereof with the following:

           SECTION 3. Increase or Decrease in Number of Directors; Removal, Resignation and Retirement of Directors. Subject to the 1940 Act, the Board of Directors, by the vote of a majority of the entire Board, may increase the number of Directors to a number not exceeding fifteen, and may elect directors to fill the vacancies created by any such increase in the number of directors and to hold office until the next meeting of the stockholders called for the purpose of electing directors and until their successors are duly elected and qualify. The Board of Directors, by the vote of a majority of the entire Board, may likewise decrease the number of Directors to a number not less than three, but the tenure of office of any director shall not be affected by any such decrease made by the Board. Any director may at any time be removed either with or without cause by resolution duly adopted by the affirmative votes of the holders of a majority of the shares of the capital stock of the Corporation present in person or by proxy at any meeting of stockholders provided that a quorum is present or by such larger vote as may be required by Maryland law. Any director may at any time be removed for cause by resolution duly adopted at any meeting of the Board of Directors provided that notice thereof is contained in the notice of such meeting and that such resolution is adopted by the vote of at least two thirds of those directors whose removal is not proposed. As used herein Afor cause@ shall mean any cause which under Maryland law would permit the removal of a director elected by cumulative voting. Any director may resign or retire as a director by written instrument signed by him and delivered to the other directors or to any officer of the Corporation, and such resignation or retirement shall take effect upon such delivery or upon such later date as is specified in such instrument and shall be effective as to the Corporation. Notwithstanding the foregoing, any and all directors shall be subject to the provisions with respect to mandatory retirement set forth in the Retirement Plan for Non-Interested Trustees or Directors adopted by the Corporation, as the same may be amended from time to time.

2. The By-Laws of the Fund, as previously amended and as further amended by this Amendment No. 2, hereby remain in full force and effect.

      IN WITNESS WHEREOF, I hereby set my hand as of this 22nd day of July, 1998.


                                    /s/ Andrew J. Donohue
                                    ---------------------
                                    Andrew J. Donohue
                                    Secretary
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